UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2014

ALCO Stores, Inc.

(Exact name of registrant as specified in its charter)

Kansas	0-20269	48-0201080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

751 Freeport Parkway, Coppell, Texas 75019

(Address of principal executive offices) (Zip Code)

(469) 322-2900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 30, 2014, ALCO Stores, Inc. (the “Company”) closed on an Amended and Restated Credit Agreement (the "Amended Credit Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"). The Amended Credit Agreement amends and restates the Company’s current Credit Agreement with Wells Fargo dated July 21, 2011, as amended (the “Previous Credit Agreement”) and extends credit to the Company in an aggregate principal amount of up to $142.5 million. The Amended Credit Agreement is for an extended term through 2019 and provides access to additional availability of approximately $17.5 million. The additional availability will be collateralized by certain Company assets including, but not limited to, five Company owned properties and expanded access to inventory assets. As part of the negotiation of the Amended Credit Agreement, the Company pledges certain collateral to Wells Fargo under the terms of an Amended and Restated Security Agreement that was executed as part of the closing on the Amended Credit Agreement on May 30, 2014 (the “Amended Security Agreement”). As of the end of the Company's first fiscal 2014 quarter, the Company had $85,228,969 borrowed under the Previous Credit Agreement.

The amount advanced to the Company on any Base Rate Loan (as such term is defined in the Amended Credit Agreement) under the Amended Credit Agreement bears interest at the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the Adjusted LIBO Rate (as such term is defined in the Amended Credit Agreement) as determined on such day, plus 1.0%. Amounts advanced with respect to any LIBO Borrowing for any Interest Period, (as those terms are defined in the Amended Credit Agreement), shall bear interest at an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to (a) the LIBO rate for such Interest Period multiplied by (b) the Statutory Reserve Rate (as defined in the Amended Credit Agreement).

The amount advanced to the Company on any Real Estate Term Loan (as such term is defined in the Amended Credit Agreement) under the Amended Credit Agreement bears interests at a rate per annum rate equal to (a) the sum of (i) the greater of (A) the LIBO Rate (as such term is defined in the Amended Credit Agreement) and (B) one percent (1%) plus (ii) five percent (5%), or (b) if the LIBO Rate is not available at such time for any reason, the Alternative Real Estate Term Loan Interest Rate. The Alternative Real Estate Term Loan Interest Rate means, at any time, a rate per annum equal to the sum of (a) the greater of (i) the Base Rate in effect at such time and (ii) two percent (2%) plus (b) four percent (4%).

The amount advanced to the Company on any Term Loan (as such term is defined in the Amended Credit Agreement) under the Amended Credit Agreement bears interest at a rate per annum rate equal to (a) the sum of (i) the greater of (A) LIBO Rate and (B) one percent (1%) plus (ii) seven percent (7%), or (b) if the LIBO Rate is not available at such time for any reason, the Alternative Term Loan Interest Rate. The Alternative Term Loan Interest Rate means, at any time, a rate per annum equal to the sum of (a) the greater of (i) the Base Rate in effect at such time and (ii) two percent (2%) plus (b) six percent (6%).

The Amended Credit Agreement contains various restrictions that are applicable when outstanding borrowings reach certain thresholds, including limitations on additional indebtedness, prepayments, acquisition of assets, granting of liens, certain investments and payments of dividends.

A copy of the Amended Credit Agreement is attached hereto as Exhibit 99.1 as set forth below in Item 9.01 and incorporated herein by reference. A copy of the Amended Security Agreement is attached hereto as Exhibit 99.2 as set forth below in Item 9.01 and incorporated herein by reference. The foregoing description of each of the terms of the Amended Credit Agreement and Amended Security Agreement is qualified in its entirety by reference to the full text of the exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 7.01.

On June 2, 2014, the Company issued a press release attached as Exhibit 99.3, incorporated into this Item 7.01 by reference, to announce that the Company has closed on the Amended Credit Agreement described above in Item 1.01.

Item 9.01. Exhibits.

(d) Exhibits

99.1 99.2	Amended Credit Agreement dated May 30, 2014. Amended Security Agreement dated May 30, 2014.
99.3	Press Release dated June 2, 2014, furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2014	ALCO STORES, INC.

	By:	/s/ Richard E. Wilson
Richard E. Wilson
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1 99.2	Amended Credit Agreement dated May 30, 2014. Amended Security Agreement dated May 30, 2014.
99.3	Press Release dated June 2, 2014.